News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale,  CA 91201-2349

www.psbusinessparks.com

For Release:	Immediately
Date:	February 17, 2015
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Reports Results for the Fourth Quarter Ended December 31, 2014

GLENDALE, California — PS Business Parks, Inc. (NYSE:PSB) reported operating results for the fourth quarter ended December 31, 2014.

Funds from operations (“FFO”) were $41.6 million, or $1.21 per share, as adjusted, for the three months ended December 31, 2014, a decrease of $257,000  from the three months ended December 31, 2013 of $41.9 million, or $1.26 per share, as adjusted. FFO was $170.0 million, or $4.94 per share, as adjusted, for the year ended December 31, 2014,  an increase of $10.6 million from the year ended December 31, 2013 of $159.4 million, or $4.95 per share, as adjusted.  The three month and annual changes in FFO were primarily the result of an increase in net operating income (“NOI”) from the Same Park and Non-Same Park portfolios partially offset by a decrease in NOI resulting from asset dispositions.   During the three months ended December 31, 2014, the Company reported $887,000 of non-cash expense relating to adjustments made to outstanding stock options as a result of the special cash dividend paid in December, 2014 as well as an adjustment to the shares to be granted to directors upon retirement.

In order to provide meaningful period-to-period comparisons of FFO derived from the Company’s ongoing business operations, the following table reconciles reported FFO to adjusted FFO, which excludes certain items for the three months and years ended December 31, 2014 and 2013:

	For the Three Months			For The Years
	Ended December 31,			Ended December 31,
	2014	2013	Change	2014	2013	Change
FFO per share, as reported	$1.14	$1.54	(26.0%)	$4.72	$5.15	(8.3%)
LTEIP amortization	0.06	(0.20)		0.21	(0.12)
Lease buyout payments	—	(0.07)		—	(0.07)
Acquisition transaction costs	0.01	0.02		0.01	0.03
Gain on sale of ownership interest in STOR-Re	—	(0.03)		—	(0.04)
FFO per share, as adjusted	$1.21	$1.26	(4.0%)	$4.94	$4.95	(0.2%)

Noted in the table above are the following adjustments to reconcile adjusted FFO to reported FFO.  In March, 2014, the Company put in place a new Long-Term Equity Incentive Plan (“LTEIP”) and recorded $2.3 million and $7.4 million of amortization for the three months and year ended December 31, 2014 compared to a reversal of LTEIP amortization of $6.9 million and $3.9 million for the three months and year ended December 31, 2013 related to the termination of the previous LTEIP.  During the three months ended December 31, 2013, the Company received a net lease buyout payment of $2.3 million in connection with the termination of a 75,000 square foot lease in Beaverton, Oregon. During the three months ended December 31, 2013, the Company also sold its ownership interest in STOR-Re Mutual Insurance Company (“STOR-Re”), an insurance captive primarily owned by Public Storage, resulting in a gain of $1.1 million. Acquisition transaction costs were $226,000 and $350,000 for the three months and year ended December 31, 2014 compared to $701,000 and $854,000 for the three months and year ended December 31, 2013.

Same Park rental income increased $2.1 million, or 2.6%, from $81.7 million for the three months ended December 31, 2013 to $83.8 million for the three months ended December 31, 2014. Same Park rental income increased $8.4 million, or 2.6% from $325.0 million for the year ended December 31, 2013 to $333.4 million for the year ended December 31, 2014. The three months and full year increases were primarily a result of an increase in occupancy.   Non-Same Park rental income increased $3.2 million and $16.0 million for the three months and year ended December 31, 2014 compared to the same periods in 2013 due to a combination of an increase in occupancy and the acquisition of additional parks during the latter half of 2013 and 2014.

Same Park operating expenses were flat for the three months ended December 31, 2014 compared to the same period in 2013, while the full year increased $3.6 million, or 3.5%, from $103.3 million for the year ended December 31, 2013 to $106.9 million for the year ended December 31, 2014 primarily as a  result of a $1.6 million increase in snow removal costs due to the severe winter in Virginia and Maryland.  Additionally, utilities increased $1.5 million, or 7.2%, for the full year due to rate increases in Maryland and California.

Net income allocable to common shareholders increased $64.4 million, or 364.5%, from $17.7 million, or $0.68 per share, for the three months ended December 31, 2013 to $82.1 million, or $3.04 per share, for the three months ended December 31, 2014. Net income allocable to common shareholders increased $69.3 million, or 158.0%, from $43.9 million, or $1.77 per share, for the year ended December 31, 2013 to $113.2 million, or $4.19 per share, for the year ended December 31, 2014.  These increases were due to the gain on sale of real estate facilities of $92.4 million combined with an increase in NOI, offset by an increase in general and administrative expenses resulting primarily from non-cash stock compensation charges.

All per share amounts noted above are presented on a diluted basis.

Property Operations

To evaluate the performance of the Company’s portfolio over comparable periods, management analyzes the operating performance of properties owned and operated throughout both periods (herein referred to as “Same Park”).  The Same Park portfolio includes all operating properties owned or acquired prior to January 1, 2012  (excluding 125,000 square feet of assets held for sale as of December 31, 2014). Operating properties that the Company acquired subsequent to January 1, 2012 are referred to as “Non-Same Park.” For the years ended December 31, 2014 and 2013, the Same Park facilities constitute 25.0 million rentable square feet, representing 87.4% of the 28.6 million square feet in the Company’s portfolio as of December 31, 2014.

The following table presents the operating results of the Company’s properties for the three months and years ended December 31, 2014 and 2013 in addition to other income and expense items affecting income from continuing operations (unaudited, in thousands, except per square foot amounts):

	For the Three Months			For The Years
	Ended December 31,			Ended December 31,
	2014	2013	Change	2014	2013	Change
Rental income:
Same Park (25.0 million rentable square feet)	$83,784	$81,690	2.6%	$333,363	$324,983	2.6%
Non-Same Park (3.4 million rentable square feet)	6,426	3,223	99.4%	23,500	7,511	212.9%
Total rental income	90,210	84,913	6.2%	356,863	332,494	7.3%
Cost of operations:
Same Park	25,323	25,239	0.3%	106,904	103,307	3.5%
Non-Same Park	2,717	1,437	89.1%	10,086	3,345	201.5%
Total cost of operations	28,040	26,676	5.1%	116,990	106,652	9.7%
Net operating income (1):
Same Park	58,461	56,451	3.6%	226,459	221,676	2.2%
Non-Same Park	3,709	1,786	107.7%	13,414	4,166	222.0%
Total net operating income	62,170	58,237	6.8%	239,873	225,842	6.2%
Other:
Net operating income from assets held for sale or sold (2)	653	6,177	(89.4%)	11,634	17,332	(32.9%)
LTEIP amortization:
Cost of operations	(792)	2,184	(136.3%)	(2,623)	1,241	(311.4%)
General and administrative	(1,505)	4,695	(132.1%)	(4,802)	2,652	(281.1%)
Facility management fees	165	162	1.9%	660	639	3.3%
Other income and expense	(3,277)	(2,290)	43.1%	(13,221)	(14,681)	(9.9%)
Depreciation and amortization	(26,810)	(28,730)	(6.7%)	(110,357)	(108,917)	1.3%
General and administrative	(3,206)	(2,603)	23.2%	(8,837)	(7,964)	11.0%
Gain on sale of real estate facilities	92,373	—	100.0%	92,373	—	100.0%
Income from continuing operations	$119,771	$37,832	216.6%	$204,700	$116,144	76.2%
Same Park gross margin (3)	69.8%	69.1%	1.0%	67.9%	68.2%	(0.4%)
Same Park weighted average occupancy	93.4%	91.8%	1.7%	92.9%	91.2%	1.9%
Non-Same Park weighted average occupancy	79.8%	72.8%	9.6%	77.7%	66.5%	16.8%
Same Park annualized realized rent per square foot (4)	$14.34	$14.22	0.8%	$14.34	$14.23	0.8%

(1)NOI is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The Company’s calculation of NOI may not be comparable to those of other companies and should not be used as an alternative to measures of performance in accordance with generally accepted accounting principles (“GAAP”).

(2)The Company sold two business parks located in Beaverton, Oregon, on October 1, 2014 and three business parks located in Phoenix, Arizona, on November 21, 2014.  Combined with assets held for sale, these assets generated rental income of $1.1 million and $19.4 million for the three months and year ended December 31, 2014, respectively, compared to $8.5 million and $26.8 million for the three months and year ended December 31, 2013. Cost of operations for the sold assets was $458,000 and $7.8 million for the three months and year ended December 31, 2014, respectively, compared to $2.3 million and $9.4 million for the three months and year ended December 31, 2013.

(3)Computed by dividing Same Park NOI by Same Park rental income.

(4)Represents the annualized Same Park rental income earned per occupied square foot.

Property Dispositions

Subsequent to December 31, 2014, the Company completed the sale of Milwaukie Business Park located in Milwaukie, Oregon, for net proceeds of $10.6 million. The park consists of six multi-tenant flex buildings aggregating 102,000 square feet.  Occupancy at the date of sale was 94.2%.

On November 21, 2014, the Company completed the sale of three business parks, comprising 656,000 square feet in Phoenix, Arizona, for a net sale price of $52.2 million, resulting in a net gain of $29.6 million.

On October 1, 2014, the Company completed the sale of two business parks, comprising 1.2 million square feet and 11.5 acres of land located in Beaverton, Oregon, for a net sale price of $159.9 million, resulting in a net gain of $62.8 million.

As a result of the net taxable gains generated by these sales, on December 30, 2014, the Company paid a one-time special cash dividend of $2.75 per common share along with the fourth quarter 2014 regular dividend of $0.50 per common share.

Property Acquisitions

On December 30, 2014, the Company acquired a 119,000 square foot multi-tenant flex park consisting of eight buildings located in San Jose, California, for a purchase price of $16.0 million.  The occupancy was 96.7% at the time of acquisition.

On November 3, 2014, the Company acquired a 246,000 square foot multi-tenant industrial building in Austin, Texas, for a purchase price of $10.6 million.  The occupancy was 53.3% at the time of the acquisition.

Financial Condition

The following are key financial ratios with respect to the Company’s leverage as of and for the three months ended December 31, 2014:

Ratio of FFO to fixed charges (1)	15.8x

Ratio of FFO to fixed charges and preferred distributions (1)	3.1x

Debt and preferred equity to total market capitalization (based on
common stock price of $79.54 at December 31, 2014)	31.4%

Available balance under the $250.0 million unsecured credit facility at December 31, 2014	$250.0 million

(1)Fixed charges include interest expense and capitalized interest of $3.6 million.

Distributions Declared

On February 17, 2015, the Board of Directors declared a quarterly dividend of $0.50 per common share.  Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock listed below. Distributions are payable on March 31, 2015 to shareholders of record on March 16, 2015.

Series	Dividend Rate	Dividend Declared

Series R	6.875%	$0.429688
Series S	6.450%	$0.403125
Series T	6.000%	$0.375000
Series U	5.750%	$0.359375
Series V	5.700%	$0.356250

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2014,  the Company wholly owned 28.6 million rentable square feet with approximately 5,000 customers concentrated primarily in six states.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; the impact of general economic conditions upon rental rates and occupancy levels at the Company’s facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc., including more financial analysis of the fourth quarter operating results, is available on the Internet. The Company’s website is www.psbusinessparks.com.

A conference call is scheduled for Wednesday,  February 18, 2015, at 10:00 a.m. (PST) to discuss the fourth quarter results. The toll free number is (888) 299-3246; the conference ID is 75341669. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through February 25, 2015 at (855) 859-2056. A replay of the conference call will also be available on the Company’s website.

Additional financial data attached.

PS BUSINESS PARKS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Cash and cash equivalents	$152,467	$31,481

Real estate facilities, at cost:
Land	802,949	781,541
Buildings and improvements	2,219,397	2,152,178
	3,022,346	2,933,719
Accumulated depreciation	(1,014,633)	(918,202)
	2,007,713	2,015,517
Properties held for disposition, net	3,289	124,883
Land and building held for development	24,442	22,253
	2,035,444	2,162,653
Rent receivable	2,838	5,248
Deferred rent receivable	26,050	25,903
Other assets	10,315	13,274

Total assets	$2,227,114	$2,238,559

LIABILITIES AND EQUITY

Accrued and other liabilities	$68,905	$73,919
Mortgage note payable	250,000	250,000
Total liabilities	318,905	323,919

Commitments and contingencies

Equity:
PS Business Parks, Inc.’s shareholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized,
39,800 shares issued and outstanding at
December 31, 2014 and December 31, 2013	995,000	995,000
Common stock, $0.01 par value, 100,000,000 shares authorized,
26,919,161 and 26,849,822 shares issued and outstanding at
December 31, 2014 and December 31, 2013, respectively	268	267
Paid-in capital	709,008	699,314
Cumulative net income	1,244,946	1,070,975
Cumulative distributions	(1,235,941)	(1,047,615)
Total PS Business Parks, Inc.’s shareholders’ equity	1,713,281	1,717,941

Noncontrolling interests:
Common units	194,928	196,699
Total noncontrolling interests	194,928	196,699
Total equity	1,908,209	1,914,640

Total liabilities and equity	$2,227,114	$2,238,559

PS BUSINESS PARKS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	For the Three Months		For The Years
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Revenues:
Rental income	$91,321	$93,424	$376,255	$359,246
Facility management fees	165	162	660	639
Total operating revenues	91,486	93,586	376,915	359,885
Expenses:
Cost of operations	29,290	26,826	127,371	114,831
Depreciation and amortization	26,810	28,730	110,357	108,917
General and administrative	4,711	(2,092)	13,639	5,312
Total operating expenses	60,811	53,464	251,367	229,060
Other income and (expense):
Interest and other income	125	1,310	372	1,485
Interest and other expense	(3,402)	(3,600)	(13,593)	(16,166)
Total other income and (expense)	(3,277)	(2,290)	(13,221)	(14,681)

Gain on sale of real estate facilities	92,373	—	92,373	—

Income from continuing operations	119,771	37,832	204,700	116,144

Net income	$119,771	$37,832	$204,700	$116,144

Net income allocation:
Net income allocable to noncontrolling interests:
Noncontrolling interests — common units	$22,288	$4,994	$30,729	$12,952
Total net income allocable to noncontrolling interests	22,288	4,994	30,729	12,952
Net income allocable to PS Business Parks, Inc.:
Preferred shareholders	15,122	15,122	60,488	59,216
Restricted stock unit holders	230	34	329	125
Common shareholders	82,131	17,682	113,154	43,851
Total net income allocable to PS Business Parks, Inc.	97,483	32,838	173,971	103,192
	$119,771	$37,832	$204,700	$116,144

Net income per common share:
Basic	$3.05	$0.68	$4.21	$1.77
Diluted	$3.04	$0.68	$4.19	$1.77

Weighted average common shares outstanding:
Basic	26,919	25,864	26,899	24,732
Diluted	27,012	25,961	27,000	24,833

PS BUSINESS PARKS, INC.

Computation of Diluted Funds from Operations and Funds Available for Distribution

(Unaudited, in thousands, except per share amounts)

	For the Three Months		For The Years
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Computation of Diluted Funds From Operations (1):

Net income allocable to common shareholders	$82,131	$17,682	$113,154	$43,851
Adjustments:
Gain on sale of real estate facilities	(92,373)	—	(92,373)	—
Depreciation and amortization	26,810	28,730	110,357	108,917
Net income allocable to noncontrolling
interests — common units	22,288	4,994	30,729	12,952
Net income allocable to restricted stock unit holders	230	34	329	125
FFO allocable to common and dilutive shares	$39,086	$51,440	$162,196	$165,845

Weighted average common shares outstanding	26,919	25,864	26,899	24,732
Weighted average common OP units outstanding	7,305	7,305	7,305	7,305
Weighted average restricted stock units outstanding	83	55	69	51
Weighted average common share equivalents outstanding	93	97	101	101
Total common and dilutive shares	34,400	33,321	34,374	32,189

Net income per common share — diluted	$3.04	$0.68	$4.19	$1.77
Depreciation and amortization (2)	0.78	0.86	3.21	3.38
Gain on sale of real estate facilities (2)	(2.68)	—	(2.68)	—
FFO per common and dilutive share, as reported (2)	$1.14	$1.54	$4.72	$5.15

Computation of Funds Available for Distribution ("FAD") (3):

FFO allocable to common and dilutive shares	$39,086	$51,440	$162,196	$165,845

Adjustments:
Recurring capital improvements	(1,172)	(1,889)	(8,664)	(10,084)
Tenant improvements	(8,090)	(7,467)	(27,824)	(29,224)
Lease commissions	(2,403)	(3,744)	(10,684)	(9,849)
Straight-line rent	(759)	(238)	(3,003)	(1,457)
Non-cash stock compensation expense	1,166	332	2,154	1,361
Long-term equity incentive amortization	2,297	(6,879)	7,425	(3,893)
In-place lease adjustment	(229)	(30)	(901)	118
Tenant improvement reimbursements, net of lease incentives	(385)	(419)	(1,580)	(1,414)
Capitalized interest	(247)	(359)	(944)	(359)
FAD	$29,264	$30,747	$118,175	$111,044

Distributions to common and dilutive shares	$17,149	$15,062	$68,557	$56,953

Distribution payout ratio	58.6%	49.0%	58.0%	51.3%

(1)FFO is computed in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  The White Paper defines FFO as net income, computed in accordance with GAAP, before depreciation, amortization,  gains or losses on asset dispositions, net income allocable to noncontrolling interests — common units, net income allocable to restricted stock unit holders, impairment charges and nonrecurring items.  FFO should be analyzed in conjunction with net income.  However, FFO should not be viewed as a substitute for net income as a measure of operating performance or liquidity as it does not reflect depreciation and amortization costs or the level of capital expenditure and leasing costs necessary to maintain the operating performance of the Company’s properties, which are significant economic costs and could materially impact the Company’s results from operations.  Other REITs may use different methods for calculating FFO and, accordingly, the Company’s FFO may not be comparable to other real estate companies.

(2)Per share amounts are computed using additional dilutive shares related to noncontrolling interests and restricted stock units.

(3)FAD is computed by adjusting consolidated FFO for recurring capital improvements, which the Company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, in-place lease adjustment, amortization of lease incentives and tenant improvement reimbursements, capitalized interest and the effect of redemption/repurchase of preferred equity.  Like FFO, the Company considers FAD to be a useful measure for investors to evaluate the operations and cash flows of a REIT.  FAD does not represent net income or cash flow from operations as defined by GAAP.